SECURITIES AND EXCHANGE COMMISSION

                           Washington, DC 20549



                                 Form 8-K

                              CURRENT REPORT


  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported) June 30, 1994


                        Lone Star Industries, Inc.
                           Debtor-in-Possession
          (Exact name of registrant as specified in its charter)


           Delaware              1-2333             13-0982660
 (State or other jurisdiction   (Commission        (IRS Employer
       of incorporation)       File Number)      Identification No.)



  300 First Stamford Place, P. O. Box 120014, Stamford, CT 06912-0014
          (Address of principal executive offices)    (Zip Code)


    Registrant's telephone number, including area code  (203) 969-8600

ITEM 5.  OTHER EVENTS.

a) On June 30, 1994 Lone Star Industries, Inc. made public disclosure of the following by a press release for immediate release:

     Stamford, Connecticut, June 30, 1994 --- Lone Star Industries, Inc. (NYSE/LCE) said today that Rosebud Holdings, Inc., the company formed by Lone Star to hold and liquidate certain non-core assets in order to pay down the $138 million in Asset Proceed Notes issued by Rosebud to the Lone Star creditors at the time of Lone Star's emergence from bankruptcy, announced that a subsidiary of Rosebud had sold all of its interest in a cement plant in Santa Cruz, California. The cement plant has been operated by the RMC Lonestar Joint Venture and has been sold to an affiliate of RMC Group plc, its partner in that joint venture. RMC Group is a major worldwide construction materials company headquartered in England.

     Rosebud said it will receive approximately $33 million in cash from the sale. The proceeds from the sale, after making provisions for costs related to the transaction, will be paid to the Trustee for the Asset Proceed Notes to be used to redeem a portion of the outstanding notes at par.

     Rosebud Holdings also announced that it intended to pay the July 31, 1994 interest payment due on the Asset Proceed Notes in cash rather than issue additional notes as it has the right to do under the indenture related to the notes.

     The transaction to purchase the cement plant at Santa
     Cruz was previously granted early termination of the Hart-Scott-Rodino Act waiting period by the Federal Trade
     Commission.

     Lone Star Industries, Inc. is a producer of cement, ready-mixed concrete, sand and gravel, crushed stone, and other construction materials.

                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Lone Star Industries, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              LONE STAR INDUSTRIES, INC.
                              Debtor-in-Possession



                              By:
                                      John S. Johnson
                                       Vice President

Date:  July 8, 1994